Exhibit 99.1

GeoVax Announces License Agreement with NIH

to Support COVID-19 Vaccine Development

ATLANTA, GA, October 26, 2020 – GeoVax Labs, Inc. (NasdaqCM: GOVX, GOVXW) (“GeoVax” or the “Company”), a biotechnology company developing human immunotherapies and vaccines against infectious diseases and cancer, today announced the signing of a Patent and Biological Materials License Agreement (the “License Agreement”) with the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), in support of GeoVax’s development of a vaccine against SARS-CoV-2, the virus that causes COVID-19. The Patent License Agreement to GeoVax includes access to NIAID’s patent rights in the stabilized SPIKE protein, which is the protein that SARS-CoV-2 uses to gain entry into human tissue.

The License Agreement allows GeoVax to use these materials and patent rights owned by agencies of the United States Department of Health and Human Services (HHS) in combination with the Company’s proprietary technology for the creation of a preventive Modified Vaccinia Ankara Virus-Virus Like Particle (MVA-VLP) vaccine that primes and/or boosts the immune system against COVID-19. The agreement provides GeoVax with nonexclusive rights to develop, manufacture and commercialize its COVID-19 vaccine. Financial terms of the License Agreement were not disclosed.

David Dodd, GeoVax President and CEO, commented, “The signing of this license agreement with NIAID is an important event for our ongoing COVID-19 vaccine development program and is reflective of our optimism and commitment to rapidly advancing the program. This agreement includes the commercialization rights to the NIH MVA backbone for our SARS-CoV-2 vaccine, arising from the laboratory of Dr. Bernard Moss of the NIAID Laboratory of Viral Diseases (LVD). GeoVax applauds the career and long-term research contributions to antiviral vaccine backbones made by Dr. Bernard Moss and others in his laboratory.”

To date, GeoVax has designed and constructed four COVID-19 vaccine candidates, with the goal that one will provide a single-dose, universal vaccine effective against multiple coronavirus strains. Preclinical small animal studies for the first candidate are currently being conducted in collaboration with researchers at the University of Texas Medical Branch at Galveston (UTMB), and the Company intends to accelerate small animal testing with initial results expected soon. In addition, GeoVax continues active discussions and negotiations related to additional funding support, as well as securing the necessary manufacturing resources to proceed into clinical development as soon as possible.

Mr. Dodd added, “We anticipate that multiple COVID-19 vaccines will be necessary for the goal of broad public health protection, especially in addressing the preventive needs among populations with compromised immune systems, including people with co-morbidities and older adults. The GV-MVA-VLP™ platform, with the established and recognized history of the safety of MVA and other potential efficacy, durability and manufacturing attributes, if successfully developed, will become a critical vaccine to address COVID-19 and potentially related infectious threats.”

About COVID-19

Coronaviruses are common in many species of animals, including bats and birds. These viruses can evolve to cross the animal species and infect humans and quickly spread from person to person resulting in lethal but rare respiratory infections. Recent epidemics with SARS and MERS coronaviruses resulted in 774 and 858 deaths, respectively. Since 2015 there have not been any cases of SARS and MERS reported, but in January 2020, World Health Organization (WHO) identified a novel coronavirus, recently named SARS-CoV-2, in the city of Wuhan, China. On January 31, 2020 the WHO declared the novel coronavirus to be a global health emergency, and on March 11, 2020 the WHO declared a global pandemic. Worldwide, more than 41 million people have been infected (over 8.3 million in the U.S.), with more than 1.1 million deaths (over 200,000 in the U.S). The situation is fluid, with the infection and death statistics changing significantly on a regular basis.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using a novel patented Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) based vaccine platform. On this platform, MVA, a large viral vector capable of carrying several vaccine antigens, expresses proteins that assemble into VLP immunogens within (in vivo) the person receiving the vaccine. The production of VLPs in the person being vaccinated mimics virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. The MVA-VLP derived vaccines can elicit durable immune responses in the host similar to a live-attenuated virus, while providing the safety characteristics of a replication-defective vector.

GeoVax’s current development programs are focused on preventive vaccines against COVID-19, HIV, Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines against multiple cancers. The Company has designed a preventive HIV vaccine candidate to fight against the subtype of HIV prevalent in the commercial markets of the Americas, Western Europe, Japan, and Australia. Human clinical trials for our program have been conducted and managed in the United States by the HIV Vaccine Trials Network (HVTN) with the support of the National Institutes of Health (NIH). GeoVax’s HIV vaccine candidate is also part of two separate collaborative efforts to apply its innovative gene therapy approach toward a functional cure for HIV.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements regarding the recent license granted to GeoVax by the NIH and GeoVax’s products under development. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely based on our plans regarding products under development, our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, the impact of the COVID-19 pandemic continues, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our registration statement on Form S-1 (File No. 333-239958) that we have filed with the SEC and the final prospectus. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220